Exhibit 5.1

April 12, 2024

Brand Engagement Network Inc.

145 E. Snow King Ave, P.O Box 1045

Jackson, Wyoming 83001

Re:	Brand Engagement Network Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Brand Engagement Network Inc., a Delaware corporation f/k/a DHC Acquisition Corp. (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form S-1, initially filed by the Company on April 12, 2024 (as thereafter amended or supplemented, the “Registration Statement”).

The Registration Statement relates to the registration of (i) the offer and sale from time to time by the Selling Holders (as defined in the Registration Statement) of up to (a) 35,329,144 shares of common stock, par value $0.0001 of the Company (“Common Stock”), comprised of (1) 23,815,781 shares of Common Stock currently outstanding held by certain shareholders of the Company (the “Outstanding Shares”), (2) 6,126,010 shares issuable upon exercise of 6,126,010 private placement warrants, with each warrant exercisable for one share of Common Stock at an exercise price of $11.50 (the “Private Placement Warrants”), (3) 54,019 shares of Common Stock underlying certain Compensatory Warrants (as defined below), (4) 3,750,000 shares of Common stock underlying warrants issued in connection with the Reseller Agreement (as defined in the Registration Statement), with each warrant exercisable for one share of Common Stock at an exercise price of $10.00 (the warrant, the “Reseller Warrant,” and the shares underlying the warrant, the “Reseller Warrant Shares”), and (5) 1,583,334 shares of Common Stock underlying that certain convertible promissory note, dated April 12, 2024, by and between the Company and J.V.B Financial Group, LLC (the convertible promissory note, the “Convertible Note,” and the shares underlying the Convertible Note, the “Convertible Note Shares”) and (b) 6,126,010 Private Placement Warrants and (ii) the offer and sale from time to time by us of (a) 6,126,010 shares of Common Stock underlying the Private Placement Warrants, (b) up to 10,314,952 shares of Common Stock issuable upon exercise of 10,314,952 public warrants, with each warrant exercisable for one share of Common Stock at an exercise price of $11.50 (the “Public Warrants”), (c) 999,353 shares of Common Stock underlying warrants, with each warrant exercisable for one share of Common Stock at an exercise price ranging from $0.38 to $3.71 (the “Compensatory Warrants”) and (e) 163,407 shares of Common Stock issuable upon exercise of certain options of the Company held by parties not currently affiliated with the Company (the “ISOPs”) (together, the shares of Common Stock under (ii), the “Underlying Shares”) (the Outstanding Shares, the Private Placement Warrants and the Underlying Shares, collectively, the “Offered Securities”).

In rendering the opinion set forth herein, we have examined the originals, or photostatic or certified copies, of (i) the Certificate of Incorporation and Bylaws of the Company; (ii) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Offered Securities and related matters; (iii) the Registration Statement and all exhibits included or incorporated by reference thereto; (iv) a certificate executed by an officer of the Company, dated as of the date hereof; (v) a copy of that certain Warrant Agreement, dated March 4, 2021, by and between Continental Stock Transfer & Trust Company (“Continental”) and the Company, as amended, (the “Private Placement Warrant Agreement”) (vi) copies of the various warrant and award agreements governing the Compensatory Warrants and ISOPs, (vii) a copy of the Reseller Warrant, (viii) a copy of the Convertible Note and (ix) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

Brand Engagement Network Inc.

April 12, 2024

In making the foregoing examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies. As to all questions of fact material to this opinion, where such facts have not been independently established, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

We have not considered, and express no opinion herein as to, the laws of any state or jurisdiction other than the (i) Delaware General Corporation Law and (ii) the laws of the State of New York, in each case as in effect on the date hereof.

Based upon the foregoing, and subject to the qualifications, assumptions, limitations and exceptions stated herein, we are of the opinion that:

1.	The Outstanding Shares have been duly authorized and are validly issued, fully paid and are non-assessable.

2.	The Underlying Shares and the Reseller Warrant Shares have been duly authorized, and, when issued by the Company against payment therefor in accordance with the terms of the Private Placement Warrants, Public Warrants, Compensatory Warrants, Reseller Warrant and ISOPs, as applicable, will be validly issued, fully paid and non-assessable.

3.	The Convertible Note Shares have been duly authorized, and, when converted by the Company in accordance with the Convertible Note, will be validly issued, fully paid and non-assessable.

4.	The Private Placement Warrants have been duly authorized and constitute valid and binding obligations of the Company enforceable in accordance with their terms.

The opinions are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, rearrangement, liquidation, conservatorship or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, (ii) provisions of applicable law pertaining to the voidability of preferential or fraudulent transfers and conveyances and (iii) the fact that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion after the date hereof to reflect any facts or circumstances that may thereafter come to our attention or any changes that may thereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP